Exhibit 99.1
For Immediate Release

ORIGIN BANCORP, INC. APPOINTS STACEY GOFF TO BOARD OF DIRECTORS
RUSTON, Louisiana, December 9, 2019 - Origin Bancorp, Inc. (Nasdaq: OBNK) (“Origin”) today announced the appointment of Stacey Goff to the Boards of Directors of Origin and Origin Bank, in each case, effective January 1, 2020.
Mr. Goff currently serves as Executive Vice President, General Counsel and Chief Administrative Officer for CenturyLink, Inc. ("CenturyLink") where he is responsible for CenturyLink's legal, corporate strategy, business development, mergers and acquisitions, investor relations, internal and external communications and public policy functions. He has played a key role in negotiating and closing numerous acquisitions and dispositions that CenturyLink has completed during the past 20 years. Mr. Goff also directs the negotiation of CenturyLink’s complex agreements and large dispute resolutions with third parties and takes the lead in all aspects of CenturyLink’s legal affairs, including support for business units, corporate functions, board and shareholder-related legal matters, litigation, intellectual property and regulatory matters, strategic planning and the development and advocacy of CenturyLink’s regulatory and legislative policies at the federal, state and local levels.
“We are very pleased to have Stacey Goff join our board of directors,” said Drake Mills, Chairman, President and CEO of Origin. “Stacey’s depth of knowledge and corporate expertise is extensive and impressive. His decades of experience with the complexity of publicly traded companies provide him with a perspective that will be a significant asset to Origin, and I look forward to the expert advice and counsel he will bring as a member of our board.”
Mr. Goff holds a Bachelor’s Degree in business from Mississippi State University and a Juris Doctor from the University of Mississippi.
"I am honored to be joining Origin’s board of directors,” said Goff. “Being a part of the community in which Origin is headquartered, I have been impressed with their business model and the growth they have had over the years. I look forward to being a part of the organization’s future.”
About Origin Bancorp, Inc.
Origin is a financial holding company for Origin Bank, headquartered in Ruston, Louisiana, which provides a broad range of financial services to small and medium-sized businesses, municipalities, high net-worth individuals and retail clients from 43 banking centers located from Dallas/Fort Worth, Texas across North Louisiana to Central Mississippi, as well as in Houston, Texas. To learn more, visit www.origin.bank.
Contact:
Media: Ryan Kilpatrick, Origin Bank; (318) 232-7472; rkilpatrick@origin.bank
Investor Relations: Chris Reigelman, Origin Bank; (318) 497-3177; chris@origin.bank